Exhibit 99.1

     VaxGen Receives Notice from Nasdaq Regarding Failure to File Quarterly
                               Report on Form 10-Q

BRISBANE, Calif. - May 20, 2004 - VaxGen (Nasdaq: VXGNE) announced today that due to the company's failure to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and in accordance with standard procedures, The Nasdaq Stock Market notified VaxGen on May 18, 2004 that the company is not in compliance with Marketplace Rule 4310(c)(14) and will be delisted from the exchange on May 27, 2004 unless the company files its Form 10-Q on or before that date or requests a hearing with Nasdaq no later than May 25, 2004. The request for a hearing, which VaxGen made today, will stay the delisting of the company's common stock pending a decision by a Nasdaq Listing Qualifications Panel.

As a result of the notice from Nasdaq, the company's common stock will begin trading under the symbol VXGNE at the opening of business today. The addition of the "E" to VaxGen's trading symbol indicates that the company has not met the deadline for filing its Form 10-Q.

VaxGen is working diligently to ensure that it files its Form 10-Q as soon as possible and thereby avoid delisting.

As previously disclosed, VaxGen has delayed the filing of its Form 10-Q for the period ended March 31, 2004 while it examines its revenue recognition policy with respect to certain contracts, most of which are with the National Institute of Allergy and Infectious Diseases (NIAID). VaxGen currently recognizes NIAID cost-plus fixed-fee contract revenue only after completing contract milestones. The company is examining whether it should recognize revenue from these and other similar contracts as it incurs costs related to these contracts. VaxGen invoices NIAID monthly for work performed under the contracts.

If the revenue recognition policy is changed, VaxGen will restate its financial results for the fourth quarter and year ended December 31, 2002 and all of 2003. The change would accelerate the recognition of revenue, and would result in a material decrease in the net loss applicable to common stockholders and an increase in revenue for the combined periods. VaxGen intends to file its Form 10-Q for the quarter ended March 31, 2004 as soon as possible once the review of its revenue recognition policy is completed.

About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox and an anthrax monoclonal antibody through an alliance with AVANIR

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Pharmaceuticals. VaxGen also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing of the filing and the content of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and the potential restatement of the fourth quarter and year ended December 31, 2002 and the year ended December 31, 2003; the ability of the company's common stock to remain quoted on The Nasdaq National Market, and the timing and results of any hearing before Nasdaq's Listing Qualifications Hearings Department. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:

Lance Ignon
Vice President, Corporate Affairs
650-624-1016